Exhibit 99.1

For Immediate Release - Salt Lake City Utah

CoConnect Announces: CoConnect Prevails On Motion for Summary Judgment.

SALT LAKE CITY, Utah.--(BUSINESS WIRE)--May 3, 2006--On Monday May 1, 2006, Judge Timothy Hanson denied a Motion for Partial Summary Judgment brought by Martin Tanner, David Thayne, Jerry Warnick and Brian Steffenson and Heritage Communications, Inc.

While the official order of the court has not been signed, Mr. Donald Purser, counsel for CoConnect (OTCBB: CNTI - News)stated that the court ruled in favor of CoConnect and denied the motion brought by the plaintiffs as not being supported by sufficient weight of evidence to grant such a motion.

CoConnect, Inc., has maintained, consistently, that these actions by the plaintiffs were outside the parameters allowed by the corporate bylaws.  Mr. Purser further opined that the plaintiffs own exhibit "M" submitted to the court shows that the public transfer records do not validate that 50 million shares of CoConnect stock was ever issued or processed by a transfer agent, a claim the Plaintiffs  made in their attempt to win the motion.

 CoConnect, Inc., through its secretary, Dean Becker, commented that he was not concerned about the merits of the claims made by plaintiffs; however, he was concerned about the effect these claims had on the shareholders of CoConnect.  He was elated with Judge Hanson's ruling and believed that" focus can now be put on ending this specious litigation".

Mr. Becker indicated that he was optimistic with this ruling by the court and was excited about future of CoConnect, (CNTI).  "The shareholders' interest was protected by this ruling, contrary to the wishes of four plaintiffs who simply tried to wrestle control of this publicly traded Corporation".

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

Contact:

At OTC Financial Network:

Dean Becker

Geoffrey Eiten, Investor Relations

801-262-5200

781-444-6100 ext. 613

http://www.coconnect.com

geiten@otcfn.com

http://www.otcfn.com

Source: CoConnect, Inc.